Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Healthcare Royalty, Inc. of our report dated May 5, 2021 relating to the combined financial statements of HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR Molag Fund, L.P., HCR H.O.P. Fund, L.P., HCR Potomac Fund, L.P., HCR Canary Fund, L.P., PPCF Harris Feeder, L.P., HealthCare Royalty Partners III-A, L.P., and HealthCare Royalty Partners IV-A, L.P., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 30, 2021